Exhibit 99.1

MEDIA RELEASE	FOR IMMEDIATE RELEASE – August 5, 2019

Contact:

Robin Gantt

Chief Financial Officer

Northwest Pipe Company
360-397-6325 • rgantt@nwpipe.com

Northwest Pipe Company Reports Profitable Quarterly Results and

Announces Second Quarter Conference Call

Quarterly Highlights

•	Net income per diluted share was $0.31, compared to a loss per diluted share of $0.59 in the second quarter of 2018
•	Net sales were $69.2 million, the highest quarterly net sales since the third quarter of 2014, and represented an increase of 140.4% from the second quarter of 2018
•	Gross profit as a percentage of net sales was 11.9%, compared to a loss of 4.3% in the second quarter of 2018
•

Incremental production costs of $3.2 million were incurred in the second quarter of 2019 associated with the interruption to the coating production at the Company’s Saginaw facility as a result of the fire that occurred on April 21, 2019; the Company maintains business interruption insurance coverage

•	Continued strength in project bidding resulted in backlog including confirmed orders of $276 million, the highest level in the Company’s history

VANCOUVER, Washington: Northwest Pipe Company (Nasdaq: NWPX), an industry leader of engineered welded steel pipe products for the water transmission market, announced today its financial results for the quarter ended June 30, 2019. The Company will broadcast its second quarter 2019 earnings conference call on Tuesday, August 6, 2019 at 7:00 am PDT.

Second Quarter 2019 Results

Net sales increased 140.4% to $69.2 million in the second quarter of 2019 from $28.8 million in the second quarter of 2018 due to a 186% increase in tons produced, partially offset by a 16% decrease in selling price per ton. The increase in tons produced was due to increased demand coupled with the acquired Ameron operations, which contributed $13.8 million in net sales during the quarter. The decrease in selling price per ton was due to a change in product mix.

Gross profit increased to $8.2 million (11.9% of net sales) in the second quarter of 2019 from a gross loss of $1.2 million (4.3% of net sales) in the second quarter of 2018. The increase in gross profit was primarily due to increased production volume coupled with the addition of the Ameron operations. This was partially offset by $3.2 million in higher production costs resulting from the fire at our Saginaw facility. Insurance recoveries associated with these costs will be recorded as they are received in future quarters as we work with our insurer to settle the claim.

Net income was $3.0 million, or $0.31 per diluted share, in the second quarter of 2019. Net loss in the second quarter of 2018 was $5.7 million, or $0.59 per diluted share, which included $0.8 million (pre-tax) of restructuring expense.

Backlog represents the balance of remaining performance obligations under signed contracts (“Backlog”). Backlog was $180 million as of June 30, 2019 compared to $167 million as of March 31, 2019, and $58 million as of June 30, 2018. The Company also has projects for which it has been notified that it is the successful bidder, but a binding agreement has not been executed (“Confirmed Orders”). Backlog including Confirmed Orders was $276 million as of June 30, 2019 compared to $242 million as of March 31, 2019 and $122 million as of June 30, 2018.

Outlook – “Our second quarter, which ended with an all-time record backlog, showed sequential improvement in revenue, gross profit, and gross profit margin despite significant second quarter expense related to the fire at our Saginaw coating facility. We expect to continue to see anomalies over the next couple quarters related to the timing of expenses and insurance coverage from the fire. The rebuild of the Saginaw coating facility is progressing according to schedule,” said Scott Montross, President and CEO of the Company. “In the third quarter, revenue is expected to remain strong with continuing improvement in profit margins.”

Conference Call – The Company will hold its second quarter 2019 earnings conference call on Tuesday, August 6, 2019 at 7:00 am PDT. To listen to the live call, visit the Northwest Pipe Company website, www.nwpipe.com, under Investor Relations. For those unable to listen to the live call, the replay will be available approximately one hour after the event and will remain available until Tuesday, September 3, 2019 by dialing 1-888-566-0039 passcode 6301.

About Northwest Pipe Company – Founded in 1966, Northwest Pipe Company is the largest manufacturer of engineered welded steel pipe water systems in North America. The Company produces high-quality engineered steel water pipe, bar-wrapped concrete cylinder pipe, Permalok® steel casing, T-Lock® and Arrow-Lock® PVC liners, as well as custom linings, coatings, joints, and one of the largest offering of fittings and specialized components in North America. Northwest Pipe Company provides solution-based products for a wide range of markets including water transmission, water and wastewater plant piping, trenchless technology, and piping rehabilitation. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company is headquartered in Vancouver, Washington, and has manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements – Statements in this press release by Scott Montross are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate acquisitions into its business and operations and achieve significant administrative and operational cost synergies, the impacts of the Tax Cuts and Jobs Act of 2017, the adequacy of our insurance coverage, operating problems at our manufacturing operations including fires, explosions, inclement weather, and natural disasters, and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures – The Company is presenting Backlog including Confirmed Orders, a non-GAAP financial measure provided to better enable investors and others to assess the Company’s results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

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NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net sales	$69,203	$28,785	$131,846	$62,150
Cost of sales	60,985	30,023	117,057	62,040
Gross profit (loss)	8,218	(1,238)	14,789	110
Selling, general, and administrative expense	4,705	3,806	8,952	7,191
Restructuring expense	-	783	-	1,088
Operating income (loss)	3,513	(5,827)	5,837	(8,169)
Other income	25	20	184	190
Interest income	3	141	7	218
Interest expense	(120)	(128)	(251)	(256)
Income (loss) before income taxes	3,421	(5,794)	5,777	(8,017)
Income tax expense (benefit)	447	(108)	638	(380)
Net income (loss)	$2,974	$(5,686)	$5,139	$(7,637)

Net income (loss) per share:
Basic	$0.31	$(0.59)	$0.53	$(0.79)
Diluted	$0.31	$(0.59)	$0.53	$(0.79)

Shares used in per share calculations:
Basic	9,736	9,727	9,736	9,717
Diluted	9,753	9,727	9,745	9,717

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$10,054	$6,677
Trade and other receivables, net	30,162	34,394
Contract assets	84,093	74,271
Inventories	33,513	39,376
Prepaid expenses and other	3,983	4,795
Total current assets	161,805	159,513
Property and equipment, net	100,285	103,447
Other assets	16,962	8,390
Total assets	$279,052	$271,350

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,694	$19,784
Accrued liabilities	10,725	7,963
Contract liabilities	13,986	3,745
Total current liabilities	37,405	31,492
Borrowings on line of credit	-	11,464
Other long-term liabilities	17,205	9,804
Total liabilities	54,610	52,760

Stockholders' equity	224,442	218,590
Total liabilities and stockholders’ equity	$279,052	$271,350